Exhibit 21.1

NOVANTA INC. SUBSIDIARIES

Subsidiary	Place of Incorporation
Novanta Corporation	Michigan
Novanta Japan Corporation	Japan
GSI Group Singapore Pte.	Singapore
GSI Group GmbH	Germany
Novanta Technologies UK Limited	United Kingdom
Novanta UK Investments Holding Limited	United Kingdom
GSI Group Precision Technologies (Suzhou) Co., Ltd.	China
GSI Lumonics Asia Pacific Ltd.	Hong Kong
Excel Technology, Inc.	Delaware
Novanta Europe GmbH	Germany
GSI Applications Development Pvt. Ltd.	Sri Lanka
Novanta Italy SRL	Italy
NDS Surgical Imaging, LLC	Delaware
Novanta Holdings BV	Netherlands
Novanta EMEA BV	Netherlands
Novanta Česká republika s.r.o.	Czech Republic
Novanta Distribution (USD) GmbH	Germany
Laser Quantum Limited[1]	United Kingdom
Laser Quantum GmbH[1]	Germany
Laser Quantum Inc.[1]	California
Venteon Laser[1]	Germany
W.O.M. World of Medicine GmbH	Germany
W.O.M. World of Medicine Produktions-GmbH	Germany
W.O.M. World of Medicine USA, Inc.	Florida
W.O.M. World of Medicine Asia Ltd.	Hong Kong

[1]	Novanta Technologies UK Limited owns approximately 76%.